Exhibit 15

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos.333-163800, 333-172579) of Westpac Banking Corporation of our report dated 2 November 2011 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

Sydney, Australia

2 November 2011